1 A member firm of Ernst & Young Global Limited Report of Independent Auditors The General Partner Medici Ventures, L.P. Opinion We have audited the financial statements of Medici Ventures, L.P., (the “Partnership”), which comprise the statement of assets and liabilities, including the schedule of investments, as of September 30, 2024, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Partnership at September 30, 2024, and the results of its operations and its cashflows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

2 A member firm of Ernst & Young Global Limited Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. December 17, 2024

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Statement of Assets and Liabilities September 30, 2024 Assets Investments, at fair value (Note 3, cost of $211,665,890) $ 55,318,489 Cash 10,478,435 Prepaid management fees 1,458,333 Total assets 67,255,257 Liabilities and partners' capital Performance fee liability (Note 8) 9,228,081 Related party payable (Note 9) 18,357 Total liabilities 9,246,438 Partners' capital - general partner 1,462,583 Partners' capital - limited partner 56,546,236 Total partners’ capital 58,008,819 Total liabilities and partners’ capital $ 67,255,257 See accompanying notes to financial statements.

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2024

	Number of shares/units	Cost	Fair value (1)	Percentage of partners' capital
Portfolio investments, at fair value:				
Private operating companies				
Blockchain and financial technology services:				
United States				
tZERO Group, Inc.				
Common stock	112,095,577	$ 101,405,000	$ 12,330,513	21.3%
Series B preferred stock	9,140,645	5,025,069	1,828,129	3.2%
		106,430,069	14,158,642	24.5%
Bitt, Inc.				
Series Seed preferred stock	22,652,459	17,674,000	226,525	0.4%
Series Seed-2 preferred stock	797,399	1,579,233	7,974	0.0%
Series Seed-3 preferred stock	1,285,619	3,182,709	25,712	0.0%
Warrants	3,214,047		64,281	0.1%
		22,435,942	324,492	0.5%
Medici Land Governance, Inc.				
Common stock	870,487	14,044,000	—	0.0%
PeerNova, Inc.				
Common stock and warrants	2,642,996	5,758,751	140,791	0.2%
Series A preferred stock	1,405,043	2,336,823	1,208,337	2.1%
Series B preferred stock	596,397	1,499,997	1,419,425	2.4%
		9,595,571	2,768,553	4.7%
Voatz, Inc.				
Series Seed preferred stock	385,516	2,785,967	127,220	0.2%
Series A preferred stock	448,454	3,240,795	219,742	0.4%
Series A-1 preferred stock	30,999	224,017	18,289	0.0%
SAFE note		100,000	100,000	0.2%
SAFE note		150,000	150,000	0.3%
		6,500,779	615,251	1.1%
Minds, Inc.				
Series A preferred stock	670,841	5,999,995	1,556,351	2.7%
GrainChain, Inc.				
Class A common stock	7,173,184	8,392,625	10,335,652	17.8%
Class B common stock	2,391,061	2,797,541	3,445,217	5.9%
SAFE note		1,000,000	1,039,734	1.8%
Convertible note		4,937,654	4,955,688	8.5%
		17,127,820	19,776,291	34.0%
Spera, Inc.				
Series A preferred stock	2,670,583	2,000,000	2,884,230	5.0%

MEDICI VENTURES, L.P.
(A Delaware Limited Partnership)
Schedule of Investments
September 30, 2024

	Number of shares/units	Cost	Fair value [1]	Percentage of partners' capital
FinClusive Capital, Inc.				
Common stock	14,933	$ 3,733,250	$ 271,866	0.5%
Convertible note		1,002,901	929,812	1.6%
Convertible note		563,748	519,497	0.9%
		5,299,899	1,721,175	3.0%
Vital Chain, Inc.				
Common stock	721,658	462,000	—	0.0%
Chainstone Labs, Inc.				
Common stock	3,600,000	3,600,000	1,805,682	3.1%
SpeedRoute, LLC				
Class A units		3,920,000	3,920,000	6.8%
Votem Corp.				
Series B preferred stock	48,780	—	—	0.0%
Netki, Inc.				
Convertible note		1,567,151	1,567,151	2.7%
Total United States		**198,983,226**	**51,097,818**	**88.0%**
Cayman Islands				
Ripio Holding, Inc.				
Series A-1 preferred stock	268,641	4,641,158	1,104,114	1.9%
Series B preferred stock	59,990	2,000,000	1,499,150	2.6%
Warrants	5,999		5,099	0.0%
		6,641,158	2,608,363	4.5%
Total Cayman Islands		**6,641,158**	**2,608,363**	**4.5%**
Belgium				
Settlemint NV				
Series Pre-Seed preferred stock	214,300	3,010,915	1,207,531	2.1%
Series Seed preferred stock	37,450	526,173	220,353	0.4%
Series A preferred stock	14,088	504,418	184,424	0.3%
		4,041,506	1,612,308	2.8%
Total Belgium		**4,041,506**	**1,612,308**	**2.8%**
Luxemborg				
Ambr S.a.r.l				
Preferred stock	3,755,869	2,000,000	—	0.0%
Total Luxemborg		**2,000,000**	**—**	**0.0%**
Total portfolio investments, at fair value		**$ 211,665,890**	**$ 55,318,489**	**95.3%**

[1] As determined by the General Partner (Note 2 and 3).

See accompanying notes to financial statements.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Statement of Operations Year ended September 30, 2024 Investment income: Interest Income $ 1,105,612 Total income 1,105,612 Expenses: Management fees (Note 5) 2,500,000 Performance fees - unrealized (Note 8) 3,937,347 Professional fees and general expenses 341,904 Total expenses 6,779,251 Net investment loss (5,673,639) Realized and unrealized gain (loss) on investments: Net unrealized loss on investments (55,162,132) Net loss on investments (55,162,132) Net decrease in partners’ capital from operations $ (60,835,771) See accompanying notes to financial statements.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Statement of Changes in Partners’ Capital Year ended September 30, 2024 General Limited partner partner Total Balance at October 1, 2023 $ 4,017,949 $ 114,826,641 $ 118,844,590 Performance fees - unrealized (39,373) (3,897,974) (3,937,347) Net investment income (loss) 7,637 (1,743,929) (1,736,292) Net unrealized loss on investments (551,621) (54,610,511) (55,162,132) Allocation of carried interest (1,972,009) 1,972,009 — Balance at September 30, 2024 $ 1,462,583 $ 56,546,236 $ 58,008,819 See accompanying notes to financial statements.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Statement of Cash Flows Year ended September 30, 2024 Cash flows from operating activities: Net decrease in partners’ capital from operations $ (60,835,771) Adjustments to reconcile net decrease in partners’ capital from operations to net cash used by operating activities: Net unrealized loss on investments 55,162,132 Capitalization of interest on convertible notes (504,195) Changes in operating assets and liabilities: Decrease in related party payable (163,988) Increase in performance fee liability 3,937,347 Net cash used by operating activities (2,404,475) Net decrease in cash (2,404,475) Cash, beginning of year 12,882,910 Cash, end of year $ 10,478,435 Supplemental disclosure of non-cash information: Interest income from convertible notes $ 504,195 Supplemental disclosure of cash flow information: Interest received from cash accounts $ 601,417 See accompanying notes to financial statements.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 (1) Organization Medici Ventures, L.P. (the “Partnership”), a Delaware limited partnership, commenced operations on April 23, 2021, under the laws of the State of Delaware. The Partnership is managed by Pelion MV GP, L.L.C. (the “General Partner”). The Partnership will continue until April 23, 2029, unless terminated earlier or extended under the terms of the Partnership's Limited Partnership Agreement. The Limited Partnership Agreement was executed on April 23, 2021 (the “Formation Date”). The First Amendment to the agreement was executed on August 30, 2021, and a Clarifying Letter was executed on February 1, 2023 (with the agreement, the amendment, and the related Clarifying Letter hereinafter referred to as the “Agreement”). The Partnership was previously a corporation, Medici Ventures, Inc., that was wholly owned by Overstock.com, Inc., and held several investments in blockchain-focused companies working to introduce blockchain technology to various industries, including identity, land governance, money and banking, capital markets, supply chain, agriculture, and voting. On the Formation Date, Overstock, Inc., entered into an agreement with the General Partner to convert Medici Ventures, Inc. into a limited partnership with Overstock.com, Inc., which is now Beyond, Inc. (the “Limited Partner”) being the sole limited partner of the Partnership and to transfer a 1% partnership interest to the General Partner of the Partnership (the “Transaction”). Beyond, Inc. continues to maintain a 99% partnership interest as the Limited Partner. The Transaction resulted in a change in control event as the sole authority and responsibility regarding the Partnership’s investment decisions and rights the Partnership holds in the portfolio companies were transferred to the General Partner. Therefore, although the Partnership was converted from a previously existing corporation, the Partnership is being treated for financial accounting purposes as having commenced operations as a new investment company beginning April 23, 2021. The General Partner is responsible for the management and operation of the Partnership and the formulation of investment policy. The Partnership's primary purpose is to act as a venture capital fund to provide the partners with the opportunity to realize significant long-term capital appreciation from holdings in the current portfolio and other portfolio companies acquired. The general purpose of the Partnership is to buy, sell, hold, and otherwise invest in securities of every kind and nature and rights and options with respect thereto, including, without limitation, stock, notes, bonds, and debentures; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to securities held or owned by the Partnership; to enter into, make, and perform all contracts and other undertakings; to advance and promote blockchain technology; and to engage in all activities and transactions as may be necessary, advisable, or desirable to carry out the foregoing. The Agreement limits the sale of Group A and Group B portfolio companies, as defined in the Agreement, for three and two years after the Partnership’s Formation Date, respectively. The Agreement limits the Performance Fee and carried interest allocation paid to the General Partner if the portfolio companies are sold within the restricted time period. The restricted time period for the Group B portfolio companies ended on April 23, 2023, and the Group A portfolio company restricted time period ended on April 23, 2024. (2) Summary of Significant Accounting Policies (a) Basis of Presentation The accompanying financial statements are presented in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). The Partnership considered investment companies under U.S. GAAP and follow the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 (b) Use of Estimates The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires the General Partner to make estimates and assumptions in determining the reported amounts of assets and liabilities, including the fair value of investments at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. (c) Investment Valuation The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Partnership’s market assumptions. These two types of inputs create the following hierarchy: • Level 1 - quoted prices in active markets for identical securities • Level 2 - other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.) • Level 3 - significant unobservable inputs (including the Partnership’s own assumptions in determining the fair value of investments) The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, determining fair value requires more judgment. Because of the inherent uncertainty of valuation, estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Therefore, the degree of judgment exercised by the Partnership in determining fair value is greatest for investments categorized in Level 3. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. Fair value – Valuation techniques and inputs When determining fair value, the Partnership uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Partnership generally uses the market approach to value equity and debt investments in private operating companies. The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities. The market approach includes valuation techniques that use observable market data (e.g., current trading and/or acquisition multiples) of comparable companies and applying the data to key financial metrics of the investment. The comparability (as measured by size, growth profile, and geographic concentration, among other factors) of the identified set of comparable companies to the investment is considered in applying the market approach.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 Marketable equity securities: The Partnership values equity securities traded on a national securities exchange at their last reported sales price. Private operating companies Investments in private operating companies may consist of common stock, preferred stock, and debt of privately owned portfolio companies. The transaction price, excluding transaction costs, is typically the Partnership’s best estimate of fair value at acquisition. At each subsequent measurement date, the Partnership reviews the valuation of each investment and records adjustments as necessary to reflect the expected exit value of the investment under current market conditions. Ongoing reviews by the Partnership’s management are based on an assessment of the type of investment, the stage in the lifecycle of the portfolio company, and trends in the performance and credit profile of each portfolio company as of the measurement date. The Partnership uses an independent valuation service firm to value certain private operating companies. In certain instances, the Partnership may use multiple valuation approaches for a particular investment and estimate its fair value based on a weighted average or a selected outcome within a range of multiple valuation results. The decision to use a valuation approach will depend on the investment type and the information available. When applying valuation techniques used to determine fair value, the Partnership assumes a reasonable period of time for estimating cash flows and considers the financial condition and operating results of the portfolio company, the nature of the investment, restrictions on marketability, market conditions, foreign currency exposures, and other factors. When determining the fair value of investments, the Partnership exercises significant judgment and uses the best information available as of the measurement date. Due to the inherent uncertainty of valuations, the fair values reflected in the financial statements as of the measurement date may differ from (1) values that would have been used had a readily available market existed for those investments and (2) the values that may ultimately be realized. Inputs used under a market approach may include recent transactions and valuation multiples applied to corresponding performance metrics, such as earnings before interest, taxes, depreciation, amortization (EBITDA), revenue, or net forecasted earnings. The selected valuation multiples were estimated through a comparative analysis of the performance and characteristics of each investment within a range of comparable companies or transactions in the observable marketplace. In addition, recent merger and acquisition transactions of comparable companies may be used as a basis to develop implied valuation multiples. Investment valuations using the market approach may also consider the portfolio company’s liquidity, credit, and market risk factors. The option pricing model, which could be used to allocate the enterprise value of a portfolio company at each share class level, if necessary, treats a portfolio company’s common stock and preferred stock as call options on the equity value of the portfolio company, with exercise or strike prices based on the characteristics of each series or class of equity in the portfolio company’s capital structure (e.g., the liquidation preference of a given series of preferred stock). This method is sensitive to certain key assumptions, such as volatility and time to exit, that are not observable. (d) Cash Cash consists of cash held in a preferred deposit for business and checking accounts. The Partnership maintains a portion of its cash in FDIC-insured bank deposit accounts which, at times, may exceed federally insured limits. To date, the Partnership has not experienced any losses in such accounts. Based on the size and strength of the banking institutions used, the Partnership does not believe it is exposed to any significant credit risks on cash. There are no cash equivalents on September 30, 2024, nor is any cash subject to restrictions on its use.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 (e) Income Taxes The Partnership does not record a provision for U.S. federal, state, or local income taxes, because partners report their share of the Partnership's income or loss on their income tax returns; accordingly, no provision for income taxes is made in the accompanying financial statements. The tax rules governing the reporting of annual tax information to the partners may not follow the financial accounting policies used in preparing financial statements for the Partnership in accordance with the U.S. generally accepted accounting principles. The authoritative guidance on accounting for and disclosure of uncertainty in tax positions requires the General Partner to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Partnership has determined that there is no tax liability resulting from unrecognized tax benefits related to uncertain income tax positions taken or expected to be taken on the tax return to be filed for the year ending December 31, 2024. The Partnership’s policy is to record penalties and interest as incurred in income tax expense. No income tax returns are currently under examination. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year, depending on the jurisdiction. (f) Interest Income Investment interest income is recorded on an accrual basis. Accrual of interest ceases when, in the judgment of management, the collectability of such income is not reasonably assured. (g) Realized Gain (Loss) on Investments and Change in Unrealized Appreciation (Depreciation) on Investments Realized gains or losses on investments represent the difference between the original cost of the investment and the fair value of the investment at the sale or distribution date. Realized gains or losses on security transactions are determined on the basis of specific identification. The change in unrealized appreciation or depreciation on investments represents the change between the original cost of the investment and the fair value of the investment for the period. Security transactions are accounted for on the date the securities are purchased or sold (trade date).

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 (3) Fair Value Measurements The Partnership’s assets recorded at fair value have been categorized based on a fair value hierarchy described in the Partnership’s significant accounting policies in note 2. The following table presents information about the Partnership’s assets measured at fair value as of September 30, 2024: Level I Level II Level III Total Investments, at fair value Common stock $ - - 32,249,721 32,249,721 Preferred stock - - 13,737,506 13,737,506 Convertible notes - - 7,972,148 7,972,148 Warrants - - 69,380 69,380 SAFE - - 1,289,734 1,289,734 Total investments, at fair value $ - - 55,318,489 55,318,489 Changes in Level 3 Measurements The following table presents changes in assets classified in Level 3 of the fair value hierarchy during the year ended September 30, 2024, attributable to the following: Common stock Preferred stock Convertible notes Warrants SAFE Total Interest Income - - 504,195 - - 504,195 Repayments - - - - - - Conversion - - - - - - Transfers into Level 3 - - - - - - Transfers out of Level 3 - - - - - - Total Level 3 Changes - - 504,195 - - 504,195 Significant Unobservable Inputs The following table summarizes the valuation techniques and significant unobservable inputs used for the Partnership’s investments that are categorized in Level 3 of the fair value hierarchy as of September 30, 2024.

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 Investments, at fair value Fair value at September 30, 2024 Valuation technique Unobservable inputs Inputs Common stock $ 12,330,513 Market Comparables Adjusted valuation 4.6x multiples (revenue) 15,999,208 Option pricing model N/A N/A Market Approach - Recent Transactions Preferred stock 9,237,225 Market Comparables N/A 1.1x-6.3x 8,420,281 Option pricing model N/A N/A Market Approach - Recent Transactions Convertible notes 6,404,997 Option pricing model N/A N/A 1,567,151 Market approach - Recent Transactions N/A N/A Warrants 69,380 Transaction backsolve N/A N/A Safe Notes 1,289,734 Market approach - Recent Transactions N/A N/A $ 55,318,489 The investments are categorized as Level 3 due to the valuation methodology having significant unobservable inputs, and little or no market activity for the investments. All valuations were performed in accordance with the Partnership’s valuation policy, which is in accordance with ASC 820 and reflects management’s best judgment of the fair value of the assets. The General Partner values the investments based on the information available at the balance sheet date. While the overall valuation methodologies used in estimating fair values have not changed, the methodologies applied to each investment may change based on market and business events specific to that investment. (4) Capital Contributions As of September 30, 2024, the total capital committed to the Partnership was $45,000,000 and of which $450,000 was committed by the General Partner and $44,550,000 by the Limited Partner. A total of $45,000,000 (100%) of capital commitments has been called. (5) Management Fee The Management Company of the General Partner is paid an annual management fee for services rendered during the term of the Partnership. The annual management fee is $2,500,000 per year over the first eight years of the term of the Partnership. The annual management fee paid to the Management Company in April 2024 was $2,500,000, of which $1,458,333 is included in prepaid management fees as of September 30, 2024. The management fee expense for the year ended September 30, 2024, was $2,500,000. (6) Allocation of Partnership Profit and Loss All operating expenses of the Partnership, except for Management Fees, are allocated to the Capital Accounts of all the partners in proportion to their respective partnership percentages. Management Fees are allocated to the Capital Account of the Limited Partner. The restricted sales window for Group A and Group B companies has expired as of September 30, 2024 (see note 1). Allocation of carried interest to the General Partner is defined in the Agreement. For the

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 Group A companies with estimated fair values above the Threshold NAV, the allocation of hypothetical carried interest to the General Partner is 30% of Excess Proceeds, which are the funds received from the sale of a Group A portfolio company above the Reference NAV, as defined by the Agreement. For the Group A companies with estimated fair values below the Threshold NAV, the allocation of hypothetical carried interest to the General Partner is 15% of Excess Proceeds. For Group B companies with an estimated fair value greater than 400% of the Reference NAV and greater than or equal to $2,000,000, the allocation of hypothetical carried interest to the General Partner is 30% of Cumulative Proceeds. For Group B companies with an estimated fair value of less than 400% of the Reference NAV or less than $2,000,000, the allocation of hypothetical carried interest to the General Partner is 50% of Cumulative Proceeds. Allocations to the Partnership capital accounts at September 30, 2024, reflect the General Partner’s carried interest as if the Partnership had realized the sale of Group A and Group B assets at the fair value reported in the financial statements and assumes a hypothetical allocation and distribution of the net assets to the Partners as of September 30, 2024, consistent with the provisions of the Agreement. At period end, the total allocation of hypothetical carried interest to the General Partner is $954,232. Hypothetical carried interest to the General Partner will remain provisional until assets are realized. The hypothetical carried interest allocation is not a projection of future events, but rather it is a calculation according to accounting guidelines of what the allocation would be if the Partnership were liquidated as of September 30, 2024. Due to the inherent uncertainties of the valuation process and the potential exit scenarios for the Partnership’s investments, the estimates of fair value, and therefore the hypothetical allocations of carried interest as of September 30, 2024, may differ significantly from the amounts realized in future periods and those differences could be material. (7) Distributions Per the Agreement, proceeds from the sale of a portfolio company are distributed to the General and Limited Partners on a deal-by-deal basis. The Performance Fee related to the sale (see note 8), if any, will first be distributed to the General Partner, and thereafter, the remaining proceeds will be allocated and distributed in accordance with the Agreement. (8) Performance Fees Per the Agreement, following the disposition by the Partnership of a portfolio company, the Partnership may pay to the General Partner a Performance Fee in situations where the General Partner’s carried interest is less than the Target Performance Entitlement as defined in the Agreement. Depending on the amount of carried interest allocated to the General Partner, the Performance Fee could be a fixed amount or a percentage of the Excess Proceeds or a percentage of the Cumulative Proceeds. Performance Fee expenses are allocated to the Partnership capital accounts based on the respective Partnership percentages. The sale restriction window for Group A and Group B companies has expired as of September 30, 2024 (see note 1). As of September 30, 2024, the Performance Fee Liability is $9,228,081. The Performance Fee Liability represents an estimated Performance Fee payable to the General Partner for the hypothetical liquidation of Group A and Group B portfolio companies at the fair value reported in the financial statements and assumes a hypothetical allocation and distribution of the net assets to the Partners as of September 30, 2024, consistent with the provisions of the Agreement. This value is not a projection of future events but rather a calculation according to the hypothetical liquidation accounting guidelines. Any portfolio company that is ultimately shut down due to the inability to obtain adequate financing or to achieve adequate product market fit and provides no exit or liquidation proceeds to the Partnership will not trigger any Performance Fee. Due to the inherent uncertainties of the valuation process and the potential exit scenarios for the Partnership’s investments, the estimates of fair value, and therefore the Performance

MEDICI VENTURES, L.P. (A Delaware Limited Partnership) Notes to Financial Statements September 30, 2024 Fee liability as of September 30, 2024, may differ significantly from the amount realized in future periods and that difference could be material. (9) Related Party Transactions The management company of the General Partner pays expenses on behalf of the Partnership, and the Partnership reimburses these expenses, which include legal, accounting, professional, and other general expenses. The amount paid on behalf of the Partnership for the year ended September 30, 2024, was $337,422, of which $18,357 is included in the related party payable at period end. The management company of the General Partner is paid management fees (note 5). (10) Financial Highlights The Limited Partner’s ratio of net investment loss to average net assets for the period from October 1, 2023, to September 30, 2024, is approximately -6.34%. The net investment loss is calculated by summing investment and other income, less total expenses, which include management fees. The Limited Partner’s ratio of expenses to average net assets for the period from October 1, 2023, to September 30, 2024, is approximately -7.57%. Expenses are the Partnership’s expenses, including the management fees. The Internal Rate of Return (IRR) for the limited partner from inception to September 30, 2024, is -33.90%. The IRR for the previous fiscal year ending September 30, 2023, was -25.39%. The IRR was computed based on the actual dates of the cash inflows (capital contributions), outflows (distributions), and the ending net assets at the end of the period (residual value) of the limited partner’s capital account. These may not be indicative of the future performance of the Partnership. (11) Risk Management In the ordinary course of business, the Partnership manages a variety of risks, including market risk and liquidity risk. The Partnership seeks to identify and monitor risk through diversification of exposures and activities across a variety of instruments, markets, and counterparties. Market risk is the risk of potentially adverse changes to the value of financial instruments. The Partnership manages its exposure to market risk through various risk management strategies. Liquidity risk is the risk that the Partnership may not be able to sell assets when it desires to do so or to realize what it estimates to be its fair value in the event of a sale. The sale of illiquid assets and restricted securities often requires more time and results in higher selling expenses than does the sale of securities eligible for trading on national securities exchanges or on the over-the-counter markets. Restricted securities may sell at a price lower than similar securities that are not subject to a restriction on resale. The Partnership has provided general indemnifications to officers, directors, members, employees, and agents of the General Partners, when they act, in good faith, in the best interests of the Partnership. Such indemnifications provided by the Partnership are subordinate to the liability coverage carried by the General Partner and should serve to mitigate any potential liability which may arise at the Partnership level. The Partnership is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make significant payments under these general business indemnifications to be remote. (12) Subsequent Events The Partnership has evaluated subsequent events through December 17, 2024, the date the financial statements were available to be issued, and except for the matters disclosed above, did not note any items that would adjust the financial statements or require disclosure.